Exhibit 16.1

April 24, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	ICZOOM Group Inc.
CIK Number: 0001854572

Dear Commissioners:

We have read Form 6-K dated April 24, 2023 of ICZOOM Group Inc. (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Very truly yours,

/s/ Friedman LLP

New York, New York